Exhibit 5.1
[Weil Gotshal & Manges LLP Letterhead]
December 17, 2009
Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105
Ladies and Gentlemen:
     We have acted as counsel to Viasystems Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4, File No. 333-163040 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, relating to the registration of 2,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Registered Shares”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 6, 2009, by and among the Company, Maple Acquisition Corp., an Oregon corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Merix Corporation, a Delaware corporation (“Merix”), which provides for, among other things, the merger of Merger Sub with and into Merix, with Merix continuing as the surviving corporation and wholly owned subsidiary of the Company.
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Merger Agreement, (ii) the Recapitalization Agreement, dated as of October 6, 2009, by and between the Company and the other parties signatory thereto, filed as Exhibit 10.7 to the Registration Statement, (iii) the Registration Statement, (iv) the prospectus contained within the Registration Statement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

December 17, 2009

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Merger Agreement, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable.
     The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP